Exhibit 99.1
Xylem Inc.
301 Water Street SE, Suite 200
Washington, DC 20003
Tel +1.202.869.9150

NEWS RELEASE

Contacts: Houston Spencer
+1 (914) 323-5723
Houston.Spencer@xylem.com

Xylem Appoints Meredith Emmerich to Lead Applied Water Segment

WASHINGTON, DC (Oct. 15, 2024) – Xylem Inc. (NYSE: XYL), a leading global water solutions company, has named Meredith Emmerich Senior Vice President and President, Applied Water, effective October 21. Emmerich will join Xylem’s senior leadership team, reporting to President and Chief Executive Officer, Matthew Pine.

Applied Water is one of Xylem’s four reportable business segments, providing advanced water management solutions for customers in the industrial and commercial buildings markets.
Emmerich succeeds Franz Cerwinka, who will serve as senior advisor until March 2025, to ensure a smooth and orderly transition.

Before joining Xylem, Emmerich was Vice President of Carrier Global Corporation’s (NYSE: CARR) Global Enterprise Solutions. Since 2013, she has held several senior roles at Carrier, a leader in intelligent climate and energy solutions, including leadership of the Americas Commercial HVAC and Global Residential, Light Commercial and VRF HVAC business.

Matthew Pine said: “Meredith brings an outstanding track record of driving sustainable, profitable growth and accelerating margin expansion in the businesses she has led. She has more than 20 years of experience and world-class expertise in smart solutions for buildings in both industrial and commercial settings, and has demonstrated consistent customer centricity alongside exceptional operational rigor. I know our Applied Water customers will benefit from her deep expertise as we continue to solve their toughest water challenges.”

Meredith Emmerich added: “It’s such a privilege to join the Xylem team at a time when the Company is uniquely positioned to accelerate its impact for customers and drive economic value, all while continuing to raise the bar on sustainability. Xylem’s Applied Water segment has an unparalleled platform of solutions and leading global brands to meet customers’ mission-critical water needs. I’m looking forward to building on those strengths to deliver for all Xylem stakeholders.”

Prior to joining Carrier, Emmerich held engineering, sales, and product management roles in Mitsubishi Electric Cooling & Heating, and in Mitsubishi Telecommunications. She holds a Bachelor of Science in Electrical Engineering and a Master of Science in Electrical and Computer Engineering from the Georgia Institute of Technology. She is also an alumna of executive leadership programs at Harvard Business School and INSEAD.

About Xylem
Xylem (XYL) is a Fortune 500 global water solutions company that empowers customers and communities to build a more water-secure world. Our 23,000 diverse employees delivered combined pro forma revenue of $8.1 billion in 2023, optimizing water and resource management with innovation and expertise. Join us at www.xylem.com and Let’s Solve Water.

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